Exhibit 99.2

Goodrich Petroleum Corporation 808 Travis, Suite 1320 Houston, Texas 77002	Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE
JUNE 16, 2008
CONTACTS:

Robert C. Turnham President (713) 780-9494 robert.turnham@goodrichpetroleum.com	Jeffrey L. Mobley, CFA Senior VP – Investor Relations and Research (405) 767-4763 jeff.mobley@chk.com
David R. Looney Chief Financial Officer (713) 780-9494 david.looney@goodrichpetroleum.com	Marc C. Rowland Executive VP and Chief Financial Officer (405) 879-9232 marc.rowland@chk.com

GOODRICH PETROLEUM AND CHESAPEAKE ENERGY ANNOUNCE JOINT VENTURE IN HAYNESVILLE SHALE IN NORTH LOUISIANA

Houston, Texas/Oklahoma City, Oklahoma, June 16, 2008 – Goodrich Petroleum Corporation (NYSE:GDP) and Chesapeake Energy Corporation (NYSE:CHK) today announced they have entered into a joint venture to develop Goodrich’s Haynesville Shale acreage in the Bethany-Longstreet and Longwood fields of Caddo and DeSoto Parishes, Louisiana.

Subject to customary due diligence, Chesapeake has agreed to pay Goodrich approximately $178 million for the deep rights to approximately 10,250 net acres of oil and natural gas leasehold comprised of a 20% working interest in approximately 25,000 net acres in the Bethany-Longstreet field and a 50% working interest in approximately 10,500 net acres in the Longwood field.  Chesapeake has also agreed to purchase 7,500 net acres of deep rights in the Bethany-Longstreet field from a third party, bringing the ownership interest in the deep rights in both fields after closing to 50% each for Goodrich and Chesapeake.  Chesapeake will be the operator of the joint venture for the Haynesville Shale development and closing is expected to occur on or before July 15, 2008.  Goodrich is retaining the shallow rights (through the base of the Cotton Valley sand) and the existing production and reserves with respect to its 70% interest in the Bethany-Longstreet field and its 100% interest in the Longwood field and is retaining its interest in both the shallow and Haynesville Shale rights on all of its East Texas assets.

Horizontal development of the Haynesville Shale for the joint venture is expected to commence in the 2008 third quarter with one rig dedicated to the play and a second rig to be added during the 2008 fourth quarter.

Gil Goodrich, Goodrich’s Vice Chairman and Chief Executive Officer commented, “This is a tremendous transaction for Goodrich Petroleum Corporation and its shareholders.  We are delighted to become a partner with Chesapeake, the premier operator in the Haynesville Shale play.  The proceeds we will receive upon closing will greatly strengthen our balance sheet, provide capital to begin aggressive development of the Haynesville Shale and allow us to maintain an active development program across our entire Cotton Valley trend acreage.”

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer stated, “Chesapeake is very pleased to announce this joint venture with Goodrich.  The acreage we are acquiring is well located in the heart of the Haynesville Shale play and we believe that it will be highly productive.  We currently anticipate drilling up to 440 horizontal Haynesville Shale wells on this acreage with Chesapeake and Goodrich each owning 50% of the wells.  We are aware that many other companies competed with us for this opportunity and we appreciate that Goodrich elected to partner with Chesapeake.  We believe this will be a very successful venture for both companies and we are eager for drilling to commence in the next few months.”

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Annual Reports on Form 10-K and other filings with the Securities and Exchange Commission made by Goodrich and Chesapeake. Although the companies believe that the expectations reflected in such forward looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum Corporation is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States. Chesapeake’s Internet address is www.chk.com.